                                                                     EXHIBIT 99

NEWS RELEASE

                                                                 [TENNECO LOGO]

MEDIA CONTACT:  Mike Bazinet  (203) 863-1073
INVESTOR RELATIONS:  Lisa Lobon  (203) 863-1186

        TENNECO ANNOUNCES STRONG THIRD QUARTER EARNINGS,
        AS AUTOMOTIVE AND SPECIALTY PACKAGING SET RECORDS

        - EARNINGS PER SHARE FROM CONTINUING OPERATIONS ROSE 38 PERCENT TO 62 CENTS FROM 45 CENTS A YEAR EARLIER.

        -  REVENUES INCREASED 11 PERCENT TO $1.83 BILLION FROM $1.65 BILLION.

        - AUTOMOTIVE OPERATING INCOME INCREASED 46 PERCENT ON RECORD THIRD QUARTER REVENUES.

        - PACKAGING OPERATING INCOME ROSE 26 PERCENT, WHILE REVENUES ROSE 17 PERCENT.

        GREENWICH, Conn., Oct. 21, 1997 -- Tenneco (NYSE: TEN) today reported that earnings per share from continuing operations rose 38 percent in the third quarter, to 62 cents per share from 45 cents a year ago.

        Net income from continuing operations rose 38 percent to $105 million, from $76 million a year ago. Automotive once again set quarterly records in operating income and revenue. These results came from new business growth, aggressive global market expansion and successful acquisition integration. Specialty packaging also reported record third quarter operating income and revenues led by strong contributions from the foam products business that was acquired in 1996 and the more recently acquired protective and flexible packaging operations. Paperboard packaging accomplished the turnaround that had been projected, due to improved industry fundamentals, aggressive cost control and higher-margin products.

        Last year's results are restated to reflect a restructured Tenneco formed in December 1996 following the spin-off of Newport News Shipbuilding and the merger of Tenneco Energy with El Paso Energy.*

        Quarterly operating income was $226 million, compared with $171 million last year. Revenues increased 11 percent in the quarter, to $1.83 billion from $1.65 billion.

*PLEASE NOTE: FOR THIS REASON, THE MORE MEANINGFUL COMPARISON FROM PURPOSES OF ANALYZING QUARTER-TO-QUARTER EARNINGS IS NET INCOME FROM CONTINUING OPERATIONS. (SEE FOOTNOTE (a) ON PAGE 3.)


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     Tenneco Automotive operating income rose 46 percent to a third quarter record of $119 million from $82 million a year ago. Revenues increased 3 percent to $785 million from $760 million, setting a quarter-over-quarter record for the 16th straight time. Overall the operating margin increased by more than 4 percentage points.

     Tenneco Packaging operating income increased 26 percent to $107 million from $85 million a year ago on sales of $1.05 billion. Revenues increased 17 percent in the quarter, exceeding the $1 billion mark for the second time. Specialty packaging operating income was up 26 percent and revenues grew 33 percent.

     "Our continuing objective is to build a track record of consistent income and revenue growth through operating performance, cost control, strategic acquisitions and global expansion," said Dana G. Mead, Tenneco chairman and chief executive officer. "Our record third quarter earnings were the result of achieving our goals in each of these areas."

     FOR ADDITIONAL DETAIL SEE SEGMENT ANALYSIS FOLLOWING THE FINANCIAL TABLES.

     Tenneco is a $7 billion global manufacturing company headquartered in Greenwich, Conn., with 50,000 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control products and exhaust systems, which are sold under the Monroe(R) and Walker(R) brand names. Among its products are Sensa-Trac(R) and Rancho(R) shock absorbers, Walker Quiet-Flow(R) mufflers and DynoMax(R) performance mufflers, and Monroe Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R) trash bags, Hefty OneZip(R) and Baggies(R) food storage bags and E-Z Foil(R) single-use aluminum cookware.

FOR MORE INFORMATION ABOUT TENNECO, VISIT THE TENNECO WEBSITE AT
HTTP://WWW.TENNECO.COM.

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                     TENNECO CONSOLIDATED EARNINGS RESULTS
                                   Unaudited

                        THREE MONTHS ENDED SEPTEMBER 30


                                        1997                 1996
                                   --------------       --------------
Net sales and operating
 revenues:
  Automotive                       $  785,000,000       $  760,000,000
  Packaging                         1,045,000,000          896,000,000
  Other                                 1,000,000           (3,000,000)
                                   --------------       --------------
                                   $1,831,000,000       $1,653,000,000
                                   ==============       ==============
Operating income (loss):
 Automotive                        $  119,000,000       $   82,000,000
 Packaging                            107,000,000           85,000,000
 Other                                          -            4,000,000
                                   --------------       --------------
                                      226,000,000          171,000,000
Less:
 Interest expense (net of
  interest capitalized)                59,000,000           45,000,000
 Income tax expense                    56,000,000           45,000,000
 Minority interest                      6,000,000            5,000,000
                                   --------------       --------------
Income from continuing
 operations                           105,000,000           76,000,000
Income from discontinued
 operations                                     -           40,000,000(a)
Extraordinary loss, net
 of income tax                                  -           (1,000,000)
                                   --------------       --------------
Net income                            105,000,000          115,000,000

Preferred stock dividends                       -            2,000,000
                                   --------------       --------------
Net income to
 common stock                      $  105,000,000       $  113,000,000
                                   ==============       ==============
Average common shares
 outstanding                          170,100,000          170,400,000
                                   ==============       ==============
Earnings (loss) per average
 common share:
   Continuing operations           $          .62       $          .45
   Discontinued operations                      -                  .22 (a)
   Extraordinary loss                           -                 (.01)
                                   --------------       --------------
                                   $          .62       $          .66
                                   ==============       ==============


(a) Includes the discontinued operations of the energy business ($25 million or $.13 per share) and the shipbuilding business ($15 million or $.09 per share).


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                     TENNECO CONSOLIDATED EARNINGS RESULTS
                                   Unaudited
                         NINE MONTHS ENDED SEPTEMBER 30

                                              1997               1996
                                         --------------      --------------

Net sales and operating revenues:
  Automotive                             $2,436,000,000      $2,223,000,000
  Packaging                               2,916,000,000       2,671,000,000
  Other                                               -          (8,000,000)
                                         --------------      --------------
                                         $5,352,000,000      $4,886,000,000
                                         ==============      ==============
Operating income (loss):
  Automotive                             $  330,000,000      $  245,000,000
  Packaging                                 269,000,000 (a)     341,000,000 (b)
  Other                                      (2,000,000)         (1,000,000)
                                         --------------      --------------
                                            597,000,000         585,000,000
Less:
  Interest expense (net of
    interest capitalized)                   157,000,000         145,000,000
  Income tax expense                        138,000,000         171,000,000
  Minority interest                          17,000,000          15,000,000
                                         --------------      --------------
Income from continuing operations           285,000,000 (a)     254,000,000 (b)
Income from discontinued operations                   -         518,000,000 (c)
Extraordinary loss, net of
  income tax                                          -          (1,000,000)
                                         --------------      --------------
Net income                                  285,000,000         771,000,000
Preferred stock dividends                             -           7,000,000
                                         --------------      --------------
Net income to common stock               $  285,000,000      $  764,000,000
                                         ==============      ==============
Average common shares outstanding           170,500,000         170,400,000
                                         ==============      ==============

Earnings (loss) per average
  common share:
  Before gains on sale and
    refinancing                          $         1.54      $         1.31
  Gain on mill lease and
    refinancing                                     .13                   -
  Gain on sale to joint venture                       -                 .18
                                         --------------      --------------
  Continuing operations                            1.67 (a)            1.49 (b)
  Discontinued operations                             -                3.00 (c)
  Extraordinary loss                                  -                (.01)
                                         --------------      --------------
                                         $         1.67      $         4.48
                                         ==============      ==============

(a) Includes pretax gain on refinancing of two containerboard mill leases of $38 million, $23 million or $.13 per share on an aftertax basis.

(b) Includes the 1996 pretax gain of $50 million on the sale of assets to the joint venture with Caraustar, $30 million or $.18 per share on an aftertax basis.

(c) Includes the discontinued operations of the energy business ($127 million or $.70 per share); the shipbuilding business ($52 million or $.31 per share) and the gain from the sale of the remaining stock of Case Corporation, along with equity in Case's loss through the sale date ($339 million or $1.99 per share).


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SEGMENT ANALYSIS

AUTOMOTIVE

        Tenneco Automotive reported a record quarter for operating income, up 46 percent to $119 million from $82 million last year. Revenues increased 3 percent to $785 million from $760 million in the third quarter last year, setting a quarter-over-quarter record for the 16th consecutive time. Overall operating margins improved by more than four percentage points to 15.2 percent, despite the continued unfavorable impact of the strong dollar in Europe and softness in the North American aftermarket. The impact of the strong dollar reduced operating income by $7.4 million in the third quarter. However, this was offset by favorable resolution of a legal action that increased income by $9.7 million. Lower than anticipated costs for Automotive's reorganization, which has proceeded more rapidly and efficiently than planned, resulted in a $4 million benefit.

        Revenues for the North American original equipment business rose 4 percent over the third quarter of 1996, driven by the company's strong position in the popular light truck segment.

        North American aftermarket revenue rose 7 percent compared with the third quarter of last year, due to new business, acquisitions, pricing, and strong marketing programs in an industry market that was down more than 8 percent. Aftermarket revenues decreased 9 percent in Europe, solely due to exchange rates. Tenneco Automotive's South American revenues, original equipment and aftermarket combined, nearly tripled over the third quarter of 1996 due to a combination of internal growth and acquisitions of ride control and exhaust system businesses.

        "The outlook for our automotive businesses in North America remains positive for the remainder of the year and into 1998," Mead said. "Sales of light trucks and sport utility vehicles are especially strong. These vehicles represent more than 60 percent of Tenneco Automotive's North American original equipment sales. In fact, Tenneco products are on all of the top 10 selling light trucks."


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        New original equipment exhaust systems business coming on line for the remainder of 1997 includes the Dodge Durango and Nissan Frontier trucks as well as the Volkswagen Golf and Toyota Sienna. New ride control original equipment business includes the Isuzu Rodeo and Nissan Altima.

OVERALL PACKAGING RESULTS

        Tenneco Packaging reported operating income of $107 million as revenues climbed 17 percent to $1.05 billion in the third quarter. This marks the second consecutive quarter that revenues have passed the billion dollar level. In the year ago quarter, earnings of $85 million were reported on sales of $896 million.

SPECIALITY PACKAGING

        In Specialty packaging, operating income rose 26 percent to a third quarter record of $84 million compared with $67 million in the year-ago period. The increase in operating earnings was led by strong performance from foam products; the recently acquired protective and flexible packaging operations; significant unit volume growth in consumer, foam and clear plastic products; and successful new product introductions. Stretch film margins, which have been depressed, benefited from better pricing and lower material costs, compared with the first half of the year. Revenues climbed to $679 million from $509 million in the third quarter of 1996, a 33 percent increase.

        Consumer products showed particular strength, up 11 percent in volume over last year, led by a 50 percent increase in Hefty OneZip(R) food storage bag sales over the same period last year. Sales of clear plastic and foam containers to supermarkets and the foodservice industry were up 7 percent over the year-ago period. The new MealMaster(TM) rigid container line has found wide acceptance in the supermarket and foodservice channels, while the extremely strong reception for the new FastPak(TM) supermarket deli bags using the OneZip(R) closure is resulting in the addition of capacity.


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        "The integration into Tenneco Packaging of the protective and flexible packaging operations of KNP is ahead of plan," Mead said. "The combination of our Hexacomb business and KNP's protective division, Astro-Valcour, has given us an excellent platform for further expansion in protective packaging. Our European flexible business also is reaping the benefits of this integration.
We have identified synergies in purchasing, manufacturing processes and technology, all of which should translate into higher earnings growth going forward."

PAPERBOARD PACKAGING

        Paperboard packaging operations, which include containerboard mills, corrugated products and folding carton, recorded operating income of $23 million, up 24 percent from the year-ago period. These results represent a $31 million improvement from a second quarter 1997 loss of $8 million.

        This business demonstrated strong improvement over the second quarter. Price increases in linerboard and medium contributed $13 million to the earnings recovery; while the company's aggressive cost reduction and product mix improvements added $10 million. A timberland management transaction contributed another $4.5 million.

        Average industry prices for linerboard and medium increased over the second quarter by $32 per ton and $43 per ton, respectively. The industry-wide box price increases of 10 to 12 percent announced by a number of producers in August are being implemented. Tenneco Packaging has announced an additional 12 percent increase effective in November.

        Operational improvements continued in the company's four containerboard mills. By the end of the year, more than $46 million of a two-year $75 million cost reduction effort should be achieved. Shifting existing production capacity to higher value board grades should generate another $15 million in earnings improvements in 1998. Earnings from corrugated converting operations rose 7 percent over the second quarter, driven by growth in higher priced, value added products.


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        Containerboard industry fundamentals continue to improve.  Inventories at box plants and mills dropped to 4.1 weeks supply at the end of September, the lowest level since January 1995, while average week box shipments through the end of that month were up 2.9 percent. October medium and linerboard price increases have been announced by most suppliers.

CONTINUING COST-REDUCTION INITIATIVES

        Tenneco's commitment to improving customer focus, enhancing global competitiveness and reducing overhead costs made significant progress in the third quarter. Tenneco Automotive continued to transform its worldwide organization from product-based to customer-focused. The restructuring of the North American aftermarket business unit was completed in the quarter while the restructuring of European operations was accelerated. More than $80 million in annual savings is expected from the Automotive reorganization and rationalization.

        The corporation's continuing program to improve processes in all business activities, known as Cost of Quality, reduced failure costs by $82 million in the third quarter, adding $47 million to operating income. Failure costs are costs associated with inefficient manufacturing and administrative processes, malfunctioning equipment, related downtime and other factors.

        Tenneco has expanded its Economic Value Added (EVA*) program to a Managing for Value strategy to ensure that management processes and incentive structures are aligned with increasing total shareowner returns. The Managing for Value strategy establishes targets for annual increases in EVA that will create consistently superior shareowner returns. Earlier this year, Tenneco implemented a long-term performance plan that linked executive compensation to targeted increases in EVA from 1997 to 2000.


*EVA IS A REGISTERED TRADEMARK OF STERN STEWART & CO.


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RECENT COMPANY NEWS

        In August, Tenneco Automotive announced the purchase of Autocan, a Mexican catalytic converter and exhaust pipe assembly manufacturer. Located in Puebla, Mexico, Autocan currently supplies Volkswagen, the largest passenger car producer in that country, as well as for Chrysler and BMW. With 250 employees and 1996 sales of $25 million, Autocan operates a 60,000-square foot facility that opened in 1993. Autocan is the most recent of 18 acquisitions and joint ventures Tenneco Automotive has completed in the last three years.

        In September, Tenneco Automotive introduced the all-new Quiet-Flow(TM) premium muffler line, which is the first of a generation of Walker replacement mufflers that deliver improved sound quality and, on average, 35 percent less exhaust backpressure resulting in better vehicle performance. The Walker Quiet-Flow(TM) muffler will be available to the public in the first quarter of 1998.

        On Oct. 16, IndustryWeek announced the selection of Tenneco
Automotive's plant in Paragould, Ark., as one of the Ten Best Plants in the United States. The Paragould facility manufactures Monroe(R) shock absorbers and struts mainly for the aftermarket. This is the second "Best Plants" award for Tenneco. Tenneco Packaging's Counce, Tenn., containerboard mill achieved this distinction in 1996. During the third quarter, IndustryWeek magazine had named Tenneco one of the World's 100 Best-Managed Companies. This is the second year the magazine has conducted this competition and the second year Tenneco has been so honored. Companies were evaluated based on their achievements in 12 areas including financial performance, global strategy, human resources and corporate citizenship.

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Several statements in this press release are forward looking and are identified by the use of the following forward-looking words and phrases, such as:
"outlook... remains positive," "coming on line," "should translate," "should be achieved," "should generate," "continue to improve," "is expected," and "will be available." These forward-looking statements are based on the company's current expectations. Because forward-looking statements involve risks and uncertainties, the company's actual results could differ materially. Among the factors that could cause results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate; (ii) changes in capital availability or costs; (iii) decreases in demand for company products and the resulting negative impact on the company's revenues and margins from such products; (iv) the cost of compliance with changes in regulations, including environmental regulations; (v) employee workforce factors; (vi) increases in the costs of the company's raw materials;
(vii) the company's ability to integrate the operations of acquired businesses quickly and in a cost-effective manner; and (viii) the timing and occurrence
(or non-occurrence) of transactions and events, which may be subject to circumstances beyond the company's control.